                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                                  JULY 11, 2000
                                  -------------
                Date of Report (Date of earliest event reported)



                        LATTICE SEMICONDUCTOR CORPORATION
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                   000-18032                 93-0835214
   ----------------------      --------------------     ----------------------
(State or other jurisdiction       (Commission             (I.R.S. Employer
     of incorporation)             File Number)           Identification No.)


                               5555 NE MOORE COURT
                            HILLSBORO, OR 97124-6421
                            ------------------------
                    (Address of principal executive offices)


                                 (503) 268-8000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5.   Other Events

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    The following unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and does not purport to be indicative of the results of operations for future periods or the results that actually would have been realized had Lattice and Vantis become a consolidated company during the specified periods. The statement is based on the respective historical audited and unaudited consolidated financial statements and the notes thereto of Lattice and Vantis after giving effect to the acquisition of Vantis on June 15, 1999 using the purchase method of accounting and the assumptions and adjustments described below. Non-recurring purchase accounting adjustments are excluded from the pro forma adjustments in the unaudited pro forma condensed consolidated statement of operations.

    The pro forma unaudited condensed consolidated statement of operations for the nine months ended December 31, 1999 is presented using Lattice's unaudited condensed consolidated statement of operations for the nine months ended December 31, 1999 combined with Vantis' unaudited condensed consolidated statement of operations for the period from December 29, 1998 through June 15, 1999 assuming the acquisition occurred on December 29, 1998.

    The purchase price paid for Vantis was allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on an independent appraisal and management estimates and is subject to further refinement and change. The amounts recorded are based on management's current estimate of the costs of integrating Vantis, including elimination of duplicative facilities and duplicative sales representatives and distributors, employee separations resulting from changes in responsibilities, employee relocation and other integration actions. The accruals recorded related to the integration are in accordance with Emerging Issues Task Force No. 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination."

    For financial reporting purposes, Lattice and Vantis report on 13 and 14 week quarters with different historical year ends. There were no transactions between Lattice and Vantis during the period prior to June 15, 1999, the acquistion date, and there are no significant differences between the accounting policies of Lattice and Vantis.

    The unaudited pro forma condensed consolidated statement of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of Lattice and Vantis, which were previously reported in Lattice's Annual Report on Form 10-K/A for the nine months ended December 31, 1999, the Quarterly Report on Form 10-Q for the three months ended March 31, 2000 and the current report on Form 8-K as of June 15, 1999.

                       LATTICE SEMICONDUCTOR CORPORATION

                                                     NINE MONTHS ENDED DECEMBER 31, 1999
                                           ------------------------------------------------------
                                                                    PRO FORMA          PRO FORMA
                                            LATTICE     VANTIS     ADJUSTMENTS         COMBINED
                                           ---------   --------   --------------      -----------
                                                                  (IN THOUSANDS)
Revenue..................................  $269,699    $44,695                         $314,394
Cost and expenses:
  Cost of products sold..................   108,687     21,379                          130,066
  Research and development...............    45,903      8,473                           54,376
  Selling, general and administrative....    50,676     12,805                           63,481
  Amortization of intangible assets......    45,780                 $   16,899(A)        62,679
                                           ---------   --------   --------------      -----------
Total operating expenses.................   251,046     42,657          16,899          310,602
Income (loss) from operations............    18,653      2,038         (16,899)           3,792
Other (expense) income, net..............    (4,120)       393          (2,753)(B)(C)    (6,480)
                                           ---------   --------   --------------      -----------
Income (loss) before provision (benefit)
  for income taxes.......................    14,533      2,431         (19,652)          (2,688)
Provision (benefit) for income taxes.....     1,111        909          (6,725)(D)       (4,705)
                                           ---------   --------   --------------      -----------
Income (loss) before extraordinary item..  $ 13,422    $ 1,522      $  (12,927)        $  2,017
                                                       ========   ==============
Extraordinary item, net of income taxes..    (1,665)                                     (1,665)
                                           ---------                                  -----------
Net income                                 $ 11,757                                    $    352
                                           =========                                  ===========
Basic income per share, before
  extraordinary item (1).................  $    .28                                    $    .04
                                           =========                                  ===========
Diluted income per share, before
  extraordinary item (1).................  $    .28                                    $    .04
                                           =========                                  ===========
Basic net income per share (1)...........  $    .25                                    $    .01
                                           =========                                  ===========
Diluted net income per share(1)..........  $    .25                                    $    .01
                                           =========                                  ===========
Shares used in per share calculations:
Basic (1)................................    47,714                                      47,714
                                           =========                                  ===========
Diluted (1)..............................    47,714                                      47,714
                                           =========                                  ===========

------------------------

(1) Basic net income and pro forma basic income per share were calculated based on the weighted average number of shares of Lattice common stock outstanding for the period ended December 31, 1999. Diluted net income per share was calculated based on Lattice's weighted average number of shares of common stock outstanding and potentially dilutive securities assumed to be outstanding during the period using the "treasury stock" and "if converted" methods. Pro forma basic and dilutive income per share are the same because the inclusion of potentially dilutive securities would be anti-dilutive.

    Shares outstanding reflect the two-for-one stock split effected in the form of a stock dividend that was paid on September 16, 1999.

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                       LATTICE SEMICONDUCTOR CORPORATION

NOTE 1.  PURCHASE ACCOUNTING

    On June 15, 1999, Lattice completed the acquisition of all of the outstanding capital stock of Vantis from AMD for a total purchase price of $583.1 million. The purchase was financed using a combination of cash reserves and a new credit facility bearing interest at adjustable rates (Note 2(B)). In addition, we exchanged our stock options for all of the options outstanding under Vantis employee stock option plans with a calculated Black-Scholes value of approximately $24.0 million.

    The components of purchase price are as follows (millions):

Bank term loan and line of credit bearing interest at
  adjustable rates..........................................   $250.3
Cash........................................................    249.8
Other liabilities assumed...................................     34.5
Fair value of options assumed...............................     24.0
Estimated direct acquisition costs..........................     10.8
Exit costs..................................................      8.3
Preacquisition contingencies................................      5.4
                                                               ------
Total.......................................................   $583.1
                                                               ======

NOTE 2. PRO FORMA ADJUSTMENTS

    (A) To reflect the allocation of purchase price to net assets acquired and liabilities assumed, the purchase price was allocated as follows in millions:

Current technology..........................................   $210.3
Excess of purchase price over net assets acquired...........    158.8
In-process research and development.........................     89.0
Fair value of other tangible net assets.....................     61.3
Assembled workforce, customer list, patents and
  trademarks................................................     53.5
Fair value of property, plant and equipment.................     10.2
                                                               ------
Total.......................................................   $583.1
                                                               ======

    We have taken certain actions to integrate the Vantis operations and, in certain instances, to consolidate duplicative operations. Accrued exit costs related to Vantis were recorded as an adjustment to the fair value of net assets in the purchase price allocation. Accrued exit costs include $4.2 million related to Vantis office closures, $2.5 million related to separation benefits of Vantis employees and $1.1 million in other exit costs primarily relating to the termination of Vantis foreign distributors. Separation benefits relate primarily to twenty Vantis senior managers. At December 31, 1999, seven employees from this group had terminated. As of December 31, 1999, an additional 55 Vantis employees had terminated for other merger related reasons. Payments of approximately $1.4 million have been charged to this accrued liability. If these employees had not terminated, substantially all of the related costs would have been charged to selling, general and administrative expenses. Charges to other exit cost accrued liabilities were not significant for the period from June 15, 1999 through December 31, 1999. These accruals are based upon our current estimates and are in accordance with Emerging Issues Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." There was no other significant activity against these exit cost liabilities for the period June 16, 1999 to December 31, 1999.

    IN-PROCESS RESEARCH AND DEVELOPMENT

    The value assigned to the IPR&D was determined by identifying individual research projects for which technological feasibility had not been established. These include semiconductor projects with a value after application of the SEC's IPR&D valuation methodology of $77.2 million and a process technology project with a value of $11.8 million.

    USEFUL LIVES OF INTANGIBLE ASSETS

    The estimated weighted average useful life of the intangible assets for current technology, assembled workforce, customer lists, trademarks, patents and residual goodwill, created as a result of the acquisition, is approximately five years.

    (B) Adjustment to record the interest related to the issuance on October 28, 1999 of $260 million in 4 3/4% convertible subordinated notes due on November 1, 2006. These notes pay interest semi-annually on May 1 and November 1. Holders of these notes may convert them into shares of our common stock at any time on or before November 1, 2006, at a conversion price of $41.44 per share, subject to adjustment in certain events. Beginning on November 6, 2002 and ending on October
        31, 2003, we may redeem the notes in whole or in part at a redemption price of 102.71% of the principal amount. In the subsequent three twelve-month periods, the redemption price declines to 102.04%, 101.36% and 100.68% of principal, respectively. The notes are subordinated in right of payment to all of our senior indebtedness, and are subordinated by operation of law to all liabilities of our subsidiaries. Amortization of capitalized debt issuance costs were $1,385,379 for the pro forma period presented. Costs and expenses related to the issuance of this debt totaled approximately $6.9 million and are capitalized and amortized over the life of the notes using the interest method.

    (C) Adjustment to reflect the reversal of interest income on the cash used for the acquisition. The assumed rate of return on this cash balance was approximately 3.5% which is based upon the estimated rate of return on short-term investments for Lattice.

    (D) Adjustment to reflect the tax effect of the pro forma adjustments at the combined rate of Lattice and Vantis during the period presented.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              LATTICE SEMICONDUCTOR CORPORATION

Date:  July 11, 2000          By: /s/ Stephen A. Skaggs
                                 ----------------------------------------------
                                 Stephen A. Skaggs,
                                 Senior Vice President, Chief Financial Officer
                                  (Principal Financial and Accounting Officer)
                                  and Secretary